UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 7, 2015 (April 1, 2015)
SOLERA HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33461	26-1103816
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
7 Village Circle, Suite 100
Westlake, TX 76262
(Address of principal executive offices, including Zip Code)
(817) 961-2100
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 7, 2015, Solera Holdings, Inc. (“the Company”) and Chaparral Lane Investment, LLC (“Owner”), an entity owned by the family of Tony Aquila, entered into a lease agreement (the “Lease Agreement”) whereby the Company leases from Owner a property owned by Owner in Texas (the “Innovation Center”). Mr. Aquila is the Company’s Chairman, CEO and President. The Nominating and Corporate Governance Committee (the “Committee”) of the Board of Directors of the Company approved the lease on April 1, 2015.

The Company uses the Innovation Center for various Company purposes, including: research and development; global employee meetings, training and team building; and functions intended to foster client, partner and vendor relations as well as business and corporate development. The Company has been using the Innovation Center since 2013 pursuant to the terms of the Facilities Use Agreement among (i) the Company, (ii) Owner relating to the Company’s use of the Innovation Center and (iii) Aquila Family Ventures LLC, an entity owned by Mr. Aquila’s family, relating to the Company’s use of Aquila Family Ventures LLC’s guest ranch in Wyoming. Pursuant to the terms of the Facilities Use Agreement, the Company is the primary user of the Innovation Center, and it does not pay any fees for such use.

Owner and the Company have collaborated on the development of the Innovation Center, creating a unique property that is custom-tailored to the Company’s use of the Innovation Center, including product and technology innovation efforts. The Company believes that the outputs generated from its use of the Innovation Center have contributed and will continue to contribute to the Company’s achievement of Mission 2020, the Company’s stated mission to achieve $2.0 billion in revenue and $840 million in Adjusted EBITDA by fiscal year 2020. Mr. Aquila has invested approximately $1.5 million in the Innovation Center, including payment of the purchase price for the property, and the Company has invested approximately $4.5 million in the Innovation Center, primarily for property improvements. All of the Company’s investments to date in the Innovation Center have been made in accordance with the Facilities Use Agreement. In accordance with the Innovation Center development plans, the Company estimates that it will invest an additional $2.0 million to complete the improvements to the Innovation Center.

To provide the Company with continued, exclusive, long-term rights to use the Innovation Center and to protect the Company’s investment in the improvements to the Innovation Center, the Committee approved the Lease Agreement. The material terms of the Lease Agreement are described below.

•	Term: 20 years. The Company has an option (the “Option”) to extend the lease for an additional 5-year term immediately following expiration of the initial 20-year term (the “Option Term”).

•
Company’s Payment Obligations: The monthly lease payment is $10,000. The monthly lease payment is determined by multiplying Mr. Aquila’s invested capital in the Innovation Center (1.5 million) by 0.08 and dividing this product by twelve. Based on the unique nature of the Innovation Center and the Company’s discussions with commercial real estate professionals in the Dallas-Fort Worth metroplex regarding commercial lease rates in the vicinity of the Innovation Center, the Committee believes that the Company’s monthly lease payment to Owner is not above current market rates. The monthly lease payment is subject to adjustment in accordance with a consumer price index after year 5, year 10, year 15 and, if the Company exercises the Option, year 20. The Company is also responsible for property taxes, maintenance and insurance for the Innovation Center.

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Termination of the Lease by the Company: during the initial 10 years of the lease term, following two years’ prior notice; during years 11 – 15 of the lease term, following one year’s prior notice; and after year 15 of the lease term, following 90 day’s prior notice. During the Option Term (if the Company exercises the Option), following one year’s prior notice.

•	Termination of the Lease by Owner: following an uncured breach of the Lease Agreement by the Company.

•	Termination of the Lease by Either Party: either party may terminate the Lease Agreement following certain catastrophic events, such as fire at or condemnation of the Innovation Center.

•
Assignment of the Lease Agreement by the Company: the Company may assign the Lease Agreement or sublet the Innovation Center with Owner’s prior written consent, which will not be unreasonably withheld.

•	Owner’s Right to Transfer: Owner shall have the right to transfer its interests in the Innovation Center.

•
The Company’s Option to Purchase the Innovation Center: In the event Owner decides to sell the Innovation Center during the initial Lease term or the Option Term, the Company shall have the right to purchase the Innovation Center from Landlord at the Offer Price (as defined below). The “Offer Price” during the initial Lease term shall be (i) $1,500,000 plus (ii) an amount that delivers to Owner interest on $1,500,000 at an annual rate equal to 10% compounded monthly from and after April 7, 2015 to the time of settlement for the purchase (the “Settlement Date”) less (iii) the aggregate monthly lease payments received by Owner through the Settlement Date (the “Received Rent”) adjusted to the present value of the Received Rent at an annual interest rate equal to 10% compounded monthly from and after the applicable payment date to the Settlement Date (the “Offer Price Formula”). The “Offer Price” during the Option Term shall be an amount equal to the greater of the price derived from the Offer Price Formula and the price set forth in a written offer to purchase the Innovation Center delivered by a bona fide third party to Owner.

Concurrent with the execution of the Lease Agreement, the parties to the Facilities Use Agreement executed an amendment to the Facilities Use Agreement removing all of the parties’ going forward rights and obligations relating to the Innovation Center.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLERA HOLDINGS, INC.

/s/ JASON BRADY
Date: April 7, 2015	Name:	Jason Brady
	Title:	Senior Vice President, General Counsel and Secretary